UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2004

BEDFORD PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12222	68-0306514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

270 Lafayette Circle Lafayette, CA 94549 (Address of Principal Executive Offices including Zip Code)

Registrant’s telephone number, including area code: (925) 283-8910

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

009450-0007-08704-PaloAlto.2072237.3

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 17, 2004, Bedford Property Investors, Inc. (the “Company”) sold its Scripps Wateridge property in San Diego, California, comprised of two office buildings representing 123,853 square feet and 4.3 acres of adjacent undeveloped land, to Scripps Wateridge, LLC.  The sale price was $24.75 million in cash.  A copy of the press release announcing this disposition is attached to this report as Exhibit 99.1.

This was the sixth disposition in a series of property dispositions that the Company has made since December 9, 2004.  On December 9, 2004, the Company sold four properties in South San Francisco, California to a life sciences company for $41 million in cash; on December 9, 2004, the Company sold its Parkpoint Business Center in Santa Rosa, California to BSP Parkpoint Business Center, LLC for $10.344 million in cash; on December 15, 2004, the Company sold its Adobe Buildings in Seattle, Washington to Fremont Lake Union Center LLC for $65.751 million in cash; on December 15, 2004, the Company sold a warehouse property in Napa, California to Attorneys Benefit SPC 1, LLC for $9.815 million in cash; on December 17, 2004, the Company sold its Mountain Pointe Office Park in Phoenix, Arizona to Metzeger Mountain Pointe LLC, Mountain Pointe Invsts LLC and RCH Mountain Point LLC for $9.35 million (consisting of $2.805 million in cash and $6.545 million in a 6% note due in 90 days).

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Description
99.1	Press release, dated December 21, 2004, of Bedford Property Investors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004	THE BEDFORD PROPERTY INVESTORS, INC.
(Registrant)
	By:	/s/ Hanh Kihara
Name: Hanh Kihara
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated December 21, 2004, of Bedford Property Investors, Inc.